RECALL STUDIOS CHANGES ITS NAME TO PULSE EVOLUTION GROUP, INC. AND CONTINUES WITH PLANS TO UP-LIST TO NATIONAL STOCK EXCHANGE

Newly Named Pulse Evolution Group Intends to Apply to NYSE American as

FINRA Effectuates Name Change, Symbol Change, Share Authorization and Reverse Split

New York, NY, February 28, 2019 – Pulse Evolution Group, Inc. (OTCQB: BTOPD), formerly known as Recall Studios. Inc., a leading developer of hyper-realistic digital humans for entertainment, mixed reality and artificial intelligence, today announced FINRA effectuation of certain corporate actions, approved by a majority of the Company’s shareholders, which are intended to prepare and qualify the Company for application and up-listing to a national stock exchange.

The corporate actions, which are more fully described in the Company’s definitive information statement filed with the Securities and Exchange Commission on January 7, 2019 include:

•	Name Change: Recall Studios, Inc. has now become Pulse Evolution Group, Inc., in recognition of the global market reputation of its major operating subsidiary, Pulse Evolution Corporation;

•	Stock Symbol Change: The Company’s stock symbol will change to “DGLF”, in recognition of the Company’s focus on ‘Digital Life’. In accordance with FINRA requirements, the Company’s current stock symbol of “BTOP” will carry an additional letter ‘D’ as “BTOPD”, denoting a reverse stock split, for a period of 20 business days, before changing permanently to “DGLF”;

•	Reverse Split and Increase in Authorized Shares: The Company’s common stock has undergone a reverse stock split at a ratio of 1-for-30, intended to reduce our overall share count and increase our minimum bid price (subject to market conditions). We have also increased our authorized shares as necessary to complete the conversion of our Series X preferred shares, issued in connection with the Pulse Evolution Corporation acquisition, into common shares. The cumulative effect of the reverse split and the conversion of Series X preferred shares results in a current balance of total shares outstanding, as of February 28, 2019, of 22,700,544 shares.

•	Planned Application to NYSE American: Based on shareholder equity last reported of $273 million, market capitalization in excess of $75 million, market value of public float in excess of $20 million, minimum bid price in excess of $3.00 per share, public shareholders numbering in excess of 800, and public float shares in excess of one million shares, the Company intends to apply for trading on the NYSE American (listing, however, is subject to review and approval by the exchange).

•	Corporate Website and Investor Relations Information: Pulse Evolution Group, Inc. now maintains its corporate website at the newly created: http://www.PulseEvolution.com

About Pulse Evolution Group, Inc.

Pulse Evolution Group, Inc. (OTCQB: BTOPD), including its consolidated subsidiaries, is a globally recognized, market leading developer of hyper-realistic digital humans – computer generated assets that can be distributed across the full spectrum of traditional media and emerging display technologies, including live entertainment, virtual reality, augmented reality, mobile, interactive and artificial intelligence applications. In August 2018, the Company acquired Evolution AI Corporation, a developer of digital humans as an ‘inter-Face’ of artificial intelligence applications, including its majority interest in Pulse Evolution Corporation, a globally recognized leader in the development of hyper-realistic digital humans for entertainment.

Evolution AI Corporation’s John Textor, previously described by Forbes magazine as “Hollywood’s Virtual Reality Guru”, serves as the Company’s CEO. Together with Chairman Alexander Bafer, the Company’s management is committed to applications of Mixed Reality (VR and AR) and the important role that digital humans and artificial intelligence will play in the world of immersive entertainment. Our leadership team is currently focused on applications of digital humans in entertainment. We believe the entertainment industry provides us with attractive near-term opportunities to put digital humans to work in proven performance-oriented business models, while also allowing us to use the visibility of our globally recognized celebrities to showcase our digital human technologies and their applications across other industries. Accordingly, our current business plan is to generate revenues from our digital human representations of some of the world’s best-known living and late celebrities.

Beyond entertainment, we believe our specific business opportunity will be driven by the rapid evolution of the methods by which people access information and content through various forms of interactive electronic media. We believe that we are moving toward a world in which we will simply ask a computer a question and we will be given an answer, by a hyper-realistic digital human who possesses a universe of accurate and relevant information. Through our continued development of the world’s most advanced human animation technology, and our collaboration with the larger community of artificial intelligence pioneers, we expect that we will do more than just put a face on ‘AI.’ We intend to build your most knowledgeable teacher, your most trusted advisor, and in a digital world that reveals more possibilities each day, maybe even your best friend.

Now, with a complete understanding of creative and technical content creation, a global reputation for delivering some of the world’s most visually stunning imagery, including our unprecedented hyper-realistic digital humans, and with proprietary technology that is as attractive to strategic partners as it is to consumers, we believe the Company has a profound and global opportunity to capitalize on the most lucrative business opportunities across the industries of entertainment, education, communications and artificial intelligence.

Our most recent SEC filings and financial information can be found on the Securities and Exchange Commission’s website at www.SEC.gov.

FORWARD-LOOKING STATEMENTS; ADDITIONAL INFORMATION

Certain statements in this communication may be “forward-looking statements” that are subject to risks and uncertainties, are based on management’s current expectations, and as a result of the following risks and uncertainties, among others, actual results and events may differ materially; the successful integration of Pulse Evolution Group (formerly Recall Studios), Evolution AI, and Pulse Evolution Corporation, and the ability to realize synergies and other benefits; the availability of funds to meet debt obligations and to fund operations and necessary capital expenditures; and other risks and uncertainties detailed our filings with the Securities and Exchange Commission. More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports. Pulse Evolution Group disclaims any obligation to update information contained in these forward-looking statements.

The Tender Offer to acquire additional interests in Pulse Evolution, referenced in previous press releases, has not yet commenced. Such communications are for information purposes only and should not be considered an offer nor a solicitation of an offer to purchase, sell or exchange securities or a solicitation of a proxy from any stockholder. Subject to future developments, additional documents regarding the proposed transaction, such as a Schedule TO and a registration statement on Form S-4, may be filed with the SEC, which investors should read carefully if and when they become available because they contain important information. Investors may obtain a free copy of the documents filed by Pulse Evolution Group, when they are available, from the SEC’s website at www.sec.gov. Pulse Evolution Group, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies for the proposed transaction.

Contact:

Pulse Evolution Group, Inc.

info@PulseEvolution.com

212-537-5775